EXHIBIT (e)(2)

DISTRIBUTION AGREEMENT

THIS AGREEMENT is made effective as of the 1st day of July, 2005 (the “Agreement”) by and between the Forward Funds, a Delaware statutory trust (the “Trust”) and PFPC Distributors, Inc. (the “Distributor”), a Massachusetts corporation.

WHEREAS, the Trust is registered as a diversified, open-end management investment company under the Investment Trust Act of 1940, as amended (the “1940 Act”); and is currently offering units of beneficial interest (such units of the Funds (a defined below) are hereinafter called the “Shares”), representing interests in investment portfolios of the Trust identified on Schedule A hereto (the “Funds”) which are registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”); and

WHEREAS, the Funds are successors to corresponding series of Forward Funds, Inc., with respect to which the Distributor provided distribution services pursuant to a Distribution Agreement dated December 31, 2000; and

WHEREAS, the Trust desires to retain the Distributor as distributor for the Funds to provide for the sale and distribution of the Shares of the Funds identified on Schedule A, and the Distributor is prepared to provide such services commencing on the date first written above.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein and intending to be legally bound hereby the parties hereto agree as follows:

1.	Service as Distributor

1.1	The Distributor will act on behalf of the Trust for the distribution of the Shares covered by the Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”).

1.2	The Distributor agrees to use efforts deemed appropriate by the Distributor to solicit orders for the sale of the Shares and will undertake such advertising and promotion as it believes reasonable in connection with such solicitation. To the extent that the Distributor receives shareholder services fees under any shareholder services plan adopted by the Trust, the Distributor agrees to furnish, and/or enter into arrangements with others for the furnishing of, personal and/or account maintenance services with respect to the relevant shareholders of the Trust as may be required pursuant to such plan. It is contemplated that the Distributor will enter into sales or servicing agreements with securities dealers, financial institutions and other industry professionals, such as investment advisers, accountants and estate planning firms to the extent permitted by SEC and NASD regulations or other governing law.

1.3

The Trust understands that the Distributor is now, and may in the future be, the distributor of the shares of several investment companies or series (collectively, the “Investment Entities”), including Investment Entities having investment objectives similar to those of the Trust. The Trust further understands that investors and potential investors in the Trust may invest in shares of such other Investment Entities. The Trust agrees that the Distributor’s duties to such Investment Entities shall not be deemed in conflict with its duties to the Trust under this Section 1.3.

1.4	All activities by the Distributor and its employees, as distributor of the Shares, shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted by the SEC or the National Association of Securities Dealers.

1.5	The Distributor will transmit any orders received by it for purchase or redemption of the Shares to the transfer agent for the Trust.

1.6	Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Trust may decline to accept any orders for, or make any sales of, the Shares until such time as the Trust deems it advisable to accept such orders and to make such sales, and the Trust advises the Distributor promptly of such determination.

1.7	The Trust agrees to pay all costs and expenses in connection with the registration of Shares under the Securities Act of 1933, as amended, and all expenses in connection with maintaining facilities for the issue and transfer of Shares and for supplying information, prices and other data to be furnished by the Fund hereunder, and all expenses in connection with the preparation and printing of the Fund’s prospectuses and statements of additional information for regulatory purposes and for distribution to shareholders.

1.8	The Trust agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may designate. The Trust shall notify the Distributor in writing of the states in which the Shares may be sold and shall notify the Distributor in writing of any changes to the information contained in the previous notification.

1.9	The Trust shall furnish from time to time, for use in connection with the sale of the Shares, such information with respect to the Trust and the Shares as the Distributor may reasonably request; and the Trust warrants that the statements contained in any such information shall fairly show or represent what they purport to show or represent. The Trust shall also furnish the Distributor upon request with: (a) audited annual statements and unaudited semi-annual statements of a Fund’s books and accounts prepared by the Trust, (b) quarterly earnings statements prepared by the Trust, (c) a monthly itemized list of the securities in the Funds, (d) monthly balance sheets as soon as practicable after the end of each month, and (e) from time to time such additional information regarding the financial condition of the Trust as the Distributor may reasonably request.

1.10	The Trust represents to the Distributor that all Registration Statements and prospectuses filed by the Trust with the SEC under the 1933 Act with respect to the Shares have been prepared in conformity with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder. As used in this Agreement, the term “Registration Statement” shall mean any Registration Statement and any prospectus and any statement of additional information relating to the Trust filed with the SEC and any amendments or supplements thereto at any time filed with the SEC. Except as to information included in the Registration Statement in reliance upon information provided to the Trust by the Distributor or any affiliate of the Distributor expressly for use in the Registration Statement, the Trust represents and warrants to the Distributor that any Registration Statement, when such Registration Statement becomes effective, will contain statements required to be stated therein in conformity with the 1933 Act and the rules and regulations of the SEC; that all statements of fact contained in any such Registration Statement will be true and correct when such Registration Statement becomes effective; and that no Registration Statement when such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The Distributor may but shall not be obligated to propose from time to time such amendment or amendments to any Registration Statement and such supplement or supplements to any prospectus as, in the light of future developments, may, in the opinion of the Distributor’s counsel, be necessary or advisable. The Trust shall not file any amendment to any Registration Statement or supplement to any prospectus without giving the Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statements and/or supplements to any prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

1.11	The Trust authorizes the Distributor to use any prospectus or statement of additional information in the form furnished from time to time in connection with the sale of the Shares. The Trust agrees to indemnify and hold harmless the Distributor, its officers, directors, and employees, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, costs, expenses (including reasonable attorneys’ fees) losses, damages, charges, payments and liabilities of any sort or kind which the Distributor, its officers, directors, employees or any such controlling person may incur under the 1933 Act, under any other statute, at common law or otherwise, arising out of or based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the Trust’s Registration Statement, prospectus, statement of additional information, or sales literature (including amendments and supplements thereto), or (ii) any omission, or alleged omission, to state a material fact required to be stated in the Trust’s Registration Statement, prospectus, statement of additional information or sales literature (including amendments or supplements thereto), necessary to make the statements therein not misleading, provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to the Trust by the Distributor or its affiliated persons for use in the Trust’s Registration Statement, prospectus, or statement of additional information or sales literature (including amendments or supplements thereto), such indemnification is not applicable. The Trust acknowledges and agrees that in the event that the Distributor, at the request of the Trust, is required to give indemnification comparable to that set forth in this Section 1.11 to any broker-dealer selling Shares of the Trust and such broker-dealer shall make a claim for indemnification against the Distributor, the Distributor shall make a similar claim for indemnification against the Trust.

1.12	The Distributor agrees to indemnify and hold harmless the Trust, its several officers and Trustees and each person, if any, who controls a Fund within the meaning of Section 15 of the 1933 Act against any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which the Trust, its officers, Trustees or any such controlling person may incur under the 1933 Act, under any other statute, at common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees, or any controlling person resulting from such claims or demands arose out of the acquisition of any Shares by any person which may be based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Trust’s Registration Statement, prospectus or statement of additional information (including amendments and supplements thereto), or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished or confirmed in writing to the Trust by the Distributor or its affiliated persons (as defined in the 1940 Act).

1.13	In any case in which one party hereto (the “Indemnifying Party”) may be asked to indemnify or hold the other party hereto (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent. The obligations of the parties hereto under this Section 1.13 and Section 3.1 shall survive the termination of this Agreement.

In the event that the Trust is the Indemnifying Party and the Indemnifying Party does not elect to assume the defense of any such suit, or in case the Distributor reasonably does not approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust or the Distributor, the Trust will reimburse the Distributor, its officers, directors and employees, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Distributor or them. The Trust’s indemnification agreement contained in this Section 1.14 and Section 3.1 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor, its officers, directors and employees, or any controlling person, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Distributor’s benefit, to the benefit of its several officers, directors and employees, and their respective estates and to the benefit of the controlling persons and their successors. The Trust agrees promptly to notify the Distributor of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any Shares.

1.14	No Shares shall be offered by either the Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 5(b)(2) of the 1933 Act is not on file with the SEC; provided, however, that nothing contained in this Section 1.14 shall in any way restrict or have any application to or bearing upon the Trust’s obligation to redeem Shares tendered for redemption by any shareholder in accordance with the provisions of the Trust’s Registration Statement, Declaration of Trust, or bylaws.

1.15	The Trust agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

(a) of any request by the SEC for amendments to the Registration Statement, prospectus or statement of additional information then in effect or for additional information;

(b) in the event of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, prospectus or statement of additional information then in effect or the initiation by service of process on the Trust of any proceeding for that purpose;

(c) of the happening of any event that makes untrue any statement of a material fact made in the Registration Statement, prospectus or statement of additional information then in effect or that requires the making of a change in such Registration Statement, prospectus or statement of additional information in order to make the statements therein not misleading; and

(d) of all actions of the SEC with respect to any amendments to any Registration Statement, prospectus or statement of additional information which may from time to time be filed with the SEC.

For purposes of this section, informal requests by or acts of the Staff of the SEC shall not be deemed actions of or requests by the SEC.

2.	Term

2.1

This Agreement shall become effective immediately upon the date first set forth herein and, unless sooner terminated as provided herein, shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, provided that in either event the continuance is also approved by a majority of the Trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty days’ written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

2.2	In the event a termination notice is given by the Trust, all expenses associated with movement of records and materials and conversion thereof will be borne by the Trust.

3.	Limitation of Liability

3.1	The Distributor shall not be liable to the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from the Distributor’s willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify the Distributor against and hold it harmless from any and all claims, costs, expenses (including reasonable attorneys’ fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Distributor for which the Distributor may be held to be liable in connection with this Agreement or the Distributor’s performance hereunder (a “Section 3.1 Claim”), unless such Section 3.1 Claim resulted from a negligent act or omission to act or bad faith by the Distributor in the performance of its duties hereunder. The provisions of Section 1.12 shall apply to any indemnification provided by the Trust pursuant to this Section 3.1. The obligations of the parties hereto under this Section 3.1 shall survive termination of this Agreement.

3.2	Each party shall have the duty to mitigate damages for which the other party may become responsible.

3.3	NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE DISTRIBUTOR, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OF OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

4.	EXCLUSION OF WARRANTIES

THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE DISTRIBUTOR DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE COMPANY, A FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY,

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. THE DISTRIBUTOR DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

5.	Modifications and Waivers

No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against the Distributor unless said writing is executed by a Senior Vice President, Executive Vice President or President of the Distributor. A party’s waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

6.	No Presumption Against Drafter

The Distributor and the Trust have jointly participated in the negotiation and drafting of this Agreement. The Agreement shall be construed as if drafted jointly by the Trust and the Distributor, and no presumptions arise favoring any party by virtue of the authorship of any provision of this Agreement.

7.	Publicity

Neither the Distributor nor the Trust shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

8.	Severability

The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

9.	Force Majeure

No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees’ demands are reasonable or within the party’s power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

10.	Miscellaneous

10.1	Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or the Distributor shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Trust:

Forward Funds
433 California Street
Suite 1100
San Francisco, California 94104

To the Distributor:
PFPC Distributors, Inc.
400 Bellevue Parkway
Wilmington, Delaware 19809
Attention: President

10.2	The laws of the State of Delaware, excluding the laws on conflicts of laws, and the applicable provisions of the 1940 Act shall govern the interpretation, validity, and enforcement of this Agreement. To the extent the provisions of Delaware law or the provisions hereof conflict with the 1940 Act, the 1940 Act shall control. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Wilmington, Delaware, and the Distributor and the Trust hereby submit themselves to the exclusive jurisdiction of those courts

10.3	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

10.4	The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

10.5	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and is not intended to confer upon any other person any rights or remedies hereunder.

11.	Confidentiality

11.1	The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively “Confidential Information”) are confidential information of the parties and their respective licensers. The Trust and the Distributor shall exercise reasonable care to safeguard the confidentiality of the Confidential Information of the other. The Trust and the Distributor may each use the Confidential Information only to exercise its rights or perform its duties under this Agreement. The Trust and the Distributor shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Trust and the Distributor may, however, disclose Confidential Information to its employees who have a need to know the Confidential Information to perform work for the other, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed by its employees in breach of this Agreement. The Trust and the Distributor may also disclose the Confidential Information to independent contractors, auditors and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 11. Notwithstanding the previous sentence, in no event shall either the Trust or the Distributor disclose the Confidential Information to any competitor of the other without specific, prior written consent.

11.2	Proprietary Information means:

(a) any data or information that is completely sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or the Distributor, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or the Distributor a competitive advantage over its competitors: and

(c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

11.3	Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

11.4	The Trust acknowledges that breach of the restrictions on use, dissemination or disclosure of any Confidential Information would result in immediate and irreparable harm, and money damages would be inadequate to compensate the Distributor for that harm. The Distributor shall be entitled to equitable relief, in addition to all other available remedies, to redress any such breach.

11.5	The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

(a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

(b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

(c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

(d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

(e) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

12.	Director/Trustee Liability

The Trust and the Distributor agree that the obligations of the Trust under the Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. Liability of the Trust hereunder with respect to any particular Fund shall be limited to the assets of that Fund, and no Fund or other series of the Trust shall be responsible for any liabilities incurred under this Agreement with respect to any other Fund. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Trust individually or to impose any liability on any of them or any shareholder of the Trust personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

13.	Entire Agreement

This Agreement, including all Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FORWARD FUNDS

By:	/s/ J. ALAN REID, JR.
Name:	J. Alan Reid, Jr.
Title:	President

PFPC DISTRIBUTORS, INC.

By:	/s/ BRUNO DI STEFANO
Name:	Bruno Di Stefano
Title:	Vice President

SCHEDULE A

to the Distribution Agreement

between the Forward Funds and

PFPC Distributors, Inc.

Name of Funds

Forward Hoover Small Cap Equity Fund

Forward Hoover Mini-Cap Fund

Forward Uniplan Real Estate Investment Fund

Forward Hansberger International Growth Fund

Forward International Small Companies Fund

Forward Global Emerging Markets Fund

Forward Legato Fund

Sierra Club Stock Fund

Sierra Club Equity Income Fund

A-1